As filed with the Securities and Exchange Commission on December 17, 2021

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SCULLY ROYALTY LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

Unit 803, Dina House, Ruttonjee Centre

11 Duddell Street

Hong Kong SAR, China

(Address of Principal Executive Office) (Zip Code)

2017 Equity Incentive Plan

(Full title of the plan)

C T Corporation System

28 Liberty Street

New York, New York, 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

H.S. Sangra

Sangra Moller LLP

1000 Cathedral Place, 925 West Georgia Street

Vancouver, B.C. V6C 3L2

(604) 662-8808

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer", "accelerated filer", "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.          ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, US$0.001 par value each	190,591	(2)	$9.33	(3)	$1,778,214.03	$164.84
Common Shares, US$0.001 par value each	463,226	(4)	$7.44	(5)	$3,446,401.44	$319.48
	653,817				$5,224,615.47	$484.32

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), this registration statement also covers an indeterminate amount of interests to be offered or sold in connection with any stock split, stock dividend or similar transaction, or anti-dilution or other adjustment pursuant to the employee benefit plan described herein.

(2)	Represents 190,591 common shares, US$0.001 par value each (the "Common Shares") available for issuance under the 2017 Equity Incentive Plan (the "Plan") of Scully Royalty Ltd. (the "Registrant" or the "Company") pursuant to unissued awards.

(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, based on the average of the high and low prices of the Registrant's Common Shares as reported on the New York Stock Exchange on December 10, 2021, a date within five business days of the filing of this Registration Statement.

(4)	Represents 463,226 Common Shares under the Plan, representing certain Common Shares issuable on the exercise of existing awards of stock options under the Plan.

(5)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the price at which such options may be exercised.

EXPLANATORY NOTE

Pursuant to a plan of arrangement made effective by MFC Industrial Ltd. and approved by its shareholders, Scully Royalty Ltd. (the "Company", "Registrant", "we", "us" or "our" adopted the 2017 Equity Incentive Plan (the "Plan") on July 14, 2017. Under the Plan, the Company originally reserved a total of 547,403 common shares, US$0.001 par value each (the "Common Shares") for issuance pursuant to awards under the Plan to directors, officers, employees and consultants of the Company and its subsidiaries. On May 31, 2021 and November 30, 2021, respectively, the Company completed a 9% and 8% stock dividend. Consequently, the number of Common Shares of the Company reserved for issuance pursuant to awards under the Plan was increased to 653,817 Common Shares.

Pursuant to the terms of the Plan, we may grant stock options, restricted stock rights, restricted stock, performance share awards, performance share units and stock appreciation rights. We have reserved a total of 653,817 Common Shares for issuance pursuant to such awards.

This Registration Statement on Form S-8 (the "Registration Statement" is being filed to register:

•	463,226 Common Shares to be issued upon the exercise of existing stock option awards under the Plan; and

•	190,591 Common Shares available for issuance pursuant to unissued stock option awards under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I (plan and registrant information) will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being filed with, the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference pursuant to Item 3 of Pat II in this Registration Statement on Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The Registrant will provide participants of the Plan, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement on Form S-8, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to Scully Royalty Ltd., Unit 803, Dina House, Ruttonjee Centre, 11 Duddell Street, Hong Kong SAR, China, Attention: Samuel Morrow, telephone number (1) 844 331 3343.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement and made a part hereof:

(a)	the Registrant's Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed with the SEC on April 30, 2021;

(b)	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	the description of the Registrant's Common Shares set forth in Exhibit 2.1 of the Registrant's Annual Report on Form 20-F for the year ended December 31, 2019 dated May 11, 2020.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the Common Shares offered hereby have been sold or which deregisters all of such Common Shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such reports and documents are filed unless all or a portion of such documents are deemed not to be filed. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.

The Amended and Restated Memorandum and Articles of Association adopted by the Company on July 12, 2017, as amended May 31, 2019 (the "Articles") provide that the Company willvery director, alternate director or officer against any liability incurred by such party as a result of any act or failure to act in carrying out such party's functions other than such liability (if any) that such party may incur by his own actual fraud or wilful default. No such director, alternate director or officer will be liable to the Company for any loss or damage in carrying out such party's functions unless that liability arises through the actual fraud or wilful default of such party. A director, alternate director or officer (or former director, alternate director or officer)is also entitled, subject to certain limitations, to advancement, of expenses (including legal fees) in advance of the final disposition of the proceeding, upon receipt of an undertaking by such party to repay the amount if it shall ultimately be determined that such director, alternate director or officer is not entitled to be indemnified by the Company and upon such terms and conditions, if any, as the Company deems appropriate..

In addition, the Company enters into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Company to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Company's directors or officers or any other company or enterprise to which the person provides services at the Company's request. We believe these provisions in the Articles and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy in the United States, as expressed in the Securities Act, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit
4.1	Amended and Restated Memorandum and Articles of Association adopted on July 12, 2017. Incorporated by reference from our Form 6-K dated July 14, 2017.
4.2	Extract of Amendments to the Amended and Restated Articles of Association adopted on May 31, 2019. Incorporated by reference from our Form 6-K dated June 21, 2019.

4.3	2017 Equity Incentive Plan. Incorporated by reference from our Annual Report on Form 20-F for the year ended December 31, 2017 dated April 10, 2018.
5.1	Opinion of Mourant Ozannes

23.1	Consent of Smythe LLP

23.2	Consent of BDO LLP, Independent Registered Public Accounting Firm

23.3	Consent of Mourant Ozannes (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporate by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 17th day of December, 2021.

SCULLY ROYALTY LTD.

By:	/s/ Samuel Morrow
Name:Samuel Morrow
Title: Chief Executive Officer and Chief Financial Officer

Each person whose signature appears below constitutes and appoints Samuel Morrow or Michael Smith, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of this Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	Title:	Date:

/s/ Michael Smith	Chairman and a Director	December 17, 2021
Michael Smith
/s/ Samuel Morrow	Chief Executive Officer and Chief Financial Officer and a Director	December 17, 2021
Samuel Morrow
/s/ Dr. Shuming Zhao	Director	December 17, 2021
Dr. Shuming Zhao
/s/ Indrajit Chatterjee	Director	December 17, 2021
Indrajit Chatterjee
/s/ Silke Stenger	Director	December 17, 2021
Silke Stenger
/s/ Friedrich Hondl	Director	December 17, 2021
Friedrich Hondl
/s/ Jochen Dümler	Director	December 17, 2021
Jochen Dümler

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Scully Royalty Ltd. has signed this registration statement or amendment thereto in New York, New York, on December 17, 2021.

/s/ Samuel Morrow
Name:	Samuel Morrow
Title:	Chief Executive Officer and Chief Financial Officer